ARTICLES OF INCORPORATION              EXHIBIT 3.3(a)
                                     OF
                                PENVEST, INC.

      These Articles of Incorporation are executed pursuant to the provisions of Act 284, Public Acts of 1972.

                                  ARTICLE I

      The name of the Corporation is PENVEST, INC.

                                 ARTICLE II

      The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                 ARTICLE III

Part 1.  Authorized Capital Stock

      The total authorized capital stock is 100 shares of Common Stock of a par value $.01 per share (the "Common Stock").

      The statement of the designations and the voting and other powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Common Stock and is as follows:

Part 2.  Voting Rights

      The holders of shares of the Common Stock shall be entitled to one vote per share upon each matter coming before any meeting of stockholders.

Part 3.  Preemptive Rights

      The holders of shares of Common Stock shall have no pre-emptive rights to subscribe for, or purchase, any additional issues of shares of the capital stock of the Corporation of any class, now or hereafter authorized, or any bonds, debentures, or other obligations or rights or options convertible into or exchangeable for, or entitling, the holder or owner to subscribe for, or purchase, any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

Part 4.  Issuance of Stock

      Except as may be provided by law, the shares of capital stock of any class or series may be issued by the Corporation, from time to time, without action by the shareholders, for such lawful considerations as may, from time to time, be fixed by the Board of Directors.

                                 ARTICLE IV

      The address of the initial registered office is: 600 Lakeshore Drive, Houghton, Michigan 49931.

      The name of the initial resident agent is:  Clarence R. Fisher.

                                  ARTICLE V

      The name and address of the incorporator is:

      Name                                   Business Address

      Upper Peninsula Energy Corporation,    600 Lakeshore Drive
       a Michigan corporation                Houghton, Michigan 49931-0130

                                 ARTICLE VI

      1. A director of the Corporation shall not be personally liable to the Corporation, or its shareholders, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation, or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii), for a violation of Section 551(1) of the Michigan Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. In the event the Michigan Business Corporation Act is hereafter amended to authorize corporate action, further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, amendment or other modification of this section shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal, amendment or other modification for, or with respect to, any act or omission occurring prior to the time of such repeal, amendment or other modification.

      2. The Corporation shall indemnify any and all of its directors and officers, or former directors and officers, or any individual who is, or was, serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether for profit or not). A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by him to the plan or to participants in, or beneficiaries of, the plan. Such indemnification shall be fixed by agreement between the Corporation and such person. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, whether under the Articles of Incorporation, under any bylaw, vote of shareholders, insurance agreement, statute, or otherwise.

                                 ARTICLE VII

      At a meeting of the Shareholders, called for the purpose of removing any Director, such Director may, by a vote of a majority of all the shares outstanding and entitled to vote, be removed from office for cause and another be elected in his place.

                                ARTICLE VIII

      The Board of Directors of the Corporation shall not make or alter any Bylaws.


      Upper Peninsula Energy Corporation, a Michigan corporation, the incorporator, hereby causes these Articles of Incorporation to be executed by its duly authorized officer this 20th day of October, 1995.

                                       Upper Peninsula Energy Corporation,
                                           a Michigan corporation



                                       By  /s/ Clarence R. Fisher
                                          -------------------------------------
                                           Clarence R. Fisher, Its
                                                Chairman of
                                           the Board and President